NEWS RELEASE

DELTA NATURAL GAS COMPANY, INC.
Two-for-One Stock Split

WINCHESTER, KY.—(BUSINESS WIRE) (May 1, 2012)—Delta Natural Gas Company, Inc. (NASDAQ: DGAS) is today completing a two-for-one stock split of the Corporation’s issued and outstanding common stock.  The distribution date of the stock split is May 1, 2012.  For every one share of Delta Natural Gas Company, Inc. common stock owned as of the close of business on April 17, 2012, the record date of the stock split, the shareholder now owns two shares of Delta Natural Gas Company, Inc. common stock.  May 2, 2012 will be the ex-dividend date, which is the first day that the common stock will be traded on the NASDAQ Global Market on a post-split basis.

For additional information and a list of frequently asked questions (FAQs) related to the two-for-one stock split, including information for shareholders that traded in the common stock between April 17, 2012 and May 1, 2012, please refer to Delta Natural Gas Company’s website at www.deltagas.com.

The Company had 3,408,696 shares of common stock outstanding prior to the stock split. After the stock split, the current number of shares of common stock outstanding will increase to 6,817,392 shares.

Glenn R. Jennings, Chairman of the Board, President and Chief Executive Officer of Delta Natural Gas Company, Inc., stated, “We would like to thank all shareholders for their continued support and trust in Delta Natural Gas Company, Inc.”

Delta Natural Gas Company, Inc. is engaged primarily in the distribution, transmission, storage and production of natural gas serving approximately 37,000 customers across 23 Kentucky counties. Delta Natural Gas Company, Inc. owns and operates gas storage facilities and approximately 2,500 miles of natural gas gathering, transmission, distribution and service lines. The Company may be contacted at (859) 744-6171 or 3617 Lexington Road, Winchester, Kentucky 40391. The Company’s website is: www.deltagas.com.

CONTACT:

Delta Natural Gas Company, Inc.

Emily P. Bennett, Director-Corporate Services
ebennett@deltagas.com